ING Life Insurance and Annuity Company [Windsor, Connecticut]	Important terms and definitions used in this Contract appear on page 4.
[Customer Service Center

P.O.	Box 10450
909	Locust Street

Des Moines, Iowa 50306-0450] [1-888-854-5950]

Product Name		Contract Number
[ING Select Opportunities]		[R123456]
Annuitant	Age of Annuitant	Sex of Annuitant
[Thomas J. Doe]	[55]	[Male]
Owner/Joint Owner	Age of Owner/Joint Owner	Residence State
[John Q. Doe]	[50]	[Connecticut]
Contract Date	Issue State	Maximum Standard Death Benefit Eligibility Age
[July 1, 2009]	[Connecticut]	[85]
Initial Premium
[$10,000.00]
Annuity Commencement Date
[July 1, 2039]
Variable Separate Account
[Variable Annuity Account B]

MODIFIED SINGLE PREMIUM DEFERRED VARIABLE ANNUITY CONTRACT

In this Contract, “you” or “your” refers to the Owner shown above. “We”, “our”, or “us” refers to ING Life Insurance and Annuity Company.

READ YOUR CONTRACT CAREFULLY. This is a legal Contract between you and us.

Payments and values under this Contract, when based on the investment experience of the variable sub-accounts may increase or decrease, depending on the investment results of the variable sub-accounts; they are not guaranteed as to dollar amounts. Provisions regarding the variable nature of this Contract are found in Section 5.

RIGHT TO EXAMINE AND RETURN THIS CONTRACT

You may return this Contract by mailing or delivering it to our Customer Service Center at the address shown above or to the producer through whom you purchased it within ten days (or thirty days if this is a replacement contract as defined by applicable state regulation) after the date you receive it. If so returned, we will promptly pay you the Accumulation Value plus any charges we have deducted which may be more or less than the Premium paid depending on the investment results of the variable sub-accounts. If you are unsure whether your Contract is a replacement contract, please contact us at our Customer Service Center at the phone number or address set forth above.

WE WILL PROVIDE YOU WITH ADDITIONAL INFORMATION REGARDING THE BENEFITS AND PROVISIONS OF THIS CONTRACT UPON WRITTEN REQUEST. YOU MAY ALSO CALL OUR CUSTOMER SERVICE CENTER AT [1-888-854-5950] FOR INQUIRIES, INFORMATION OR ASSISTANCE.

If you withdraw all or a portion of the value of the Contract, Surrender Charges may apply. Surrender Charges, when applied, will reduce the amount paid to you. Surrender Charges will not apply under certain conditions (see Section 5.3).

This Contract is non-participating which means it will not pay dividends resulting from any of the surplus or earnings of ING Life Insurance and Annuity Company.

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1. CONTRACT SCHEDULE
A.	Charges and Fees:
	Annual Administrative Charge		[$40.00]
	Excess Transfer Charge		[$25.00]
	Daily Mortality & Expense Risk Charge		[0.002055]%, equal to an
annual rate of [0.75]%
Initial Minimum Guaranteed Withdrawal Benefit
	Charge Rate (Initial MGWB Charge Rate)		[0.2500]%, deducted quarterly (annual rate [1.00]%)
	Maximum MGWB Charge Rate		0.4750%, deducted quarterly (annual rate 1.90%)
[Surrender Charge Schedule
	Complete Years (12 month periods)	0	1	2	3	4	5+
	Surrender Charge Percentage	6%	5%	4%	3%	2%	0%]
See Section 5.3 for details.

B.	Specially Designated Variable Sub-account
[ING Money Market Portfolio] or its successor
C.	Attached Endorsements
[None]

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D.	Minimum Guaranteed Withdrawal Benefit (MGWB) Data Table

Automatic MGWB Rebalancing Dates		Lifetime Withdrawal Eligibility Age
The Contract Date and each [Quarterly] Contract Anniversary		[65]
thereafter

Ratchet Dates
[Any Annual Contract Anniversary]

Maximum Annual Withdrawal (MAW) Schedule I		Maximum Annual Withdrawal (MAW) Schedule II
If the first Withdrawal (other than for Investment Advisory Fees) is		If the first Withdrawal (other than for Investment Advisory Fees) is
taken prior to the [5th ] Contract Anniversary, the following MAW		taken on or after the [5th ] Contract Anniversary but before the
Schedule will apply:		[10th ]Contract Anniversary, the following MAW Schedule will apply:

Annuitant’s	Maximum	Annuitant’s	Maximum
Age	Annual Withdrawal Percentage	Age	Annual Withdrawal Percentage

[65 - 69	3.0%	[65 - 69	4.0%
70 - 74	3.5%	70 - 74	4.5%
75+	4.0]%	75+	5.0]%

Maximum Annual Withdrawal (MAW) Schedule III		Investment Option Classification Restrictions
If the first Withdrawal (other than for Investment Advisory Fees)		Allocations to Groups A, B, and C must total 100%
is taken on or after the [10th ] Contract Anniversary, the following
MAW Schedule will apply:		Minimum Accumulation Value in Group A
At least [40]% of total Accumulation Value must be allocated to Group
Annuitant’s	Maximum	A
Age	Annual Withdrawal Percentage
Maximum Accumulation Value in Group B
[65 - 69	5.0%	No more than [60]% of total Accumulation Value may be allocated to
70 - 74	5.5%	Group B
75+	6.0]%

Maximum Accumulation Value in Group C No more than [10]% of total Accumulation Value may be allocated to Group C

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2. IMPORTANT TERMS AND DEFINITIONS

Accumulation Value is defined in Section 5.2

Additional Premium means any payment, other than the Initial Premium, made by you and accepted by us for this Contract.

Annuitant means the individual designated by you and upon whose life Annuity Payments and Minimum Guaranteed Withdrawal Benefits are based. The Annuitant on the Contract Date is shown on the first page of this Contract. See Section 3.3 for additional details.

Annuity Commencement Date means the date on which Annuity Payments commence.

Annuity Payments means periodic payments made by us to you or, subject to our consent in the event the payee is not a natural person, to a payee designated by you.

Annuity Plan means an option elected by you (or, if none is elected, means the option described under Electing an Annuity Plan in Section 6.4) that determines the frequency, duration and amount of the Annuity Payments.

Beneficiary means the individual or entity you select to receive the Death Benefit.

Business Day means any day that the New York Stock Exchange is open for trading, exclusive of federal holidays, or any day the Securities and Exchange Commission (“SEC”) requires that mutual funds, unit investment trusts or other investment portfolios be valued.

Cash Surrender Value means the amount you receive upon Surrender of this Contract which equals the Accumulation Value minus any applicable Surrender Charges. See Sections 5.2, 5.3, and 6.1 for additional details.

Code means the Internal Revenue Code of 1986, as amended.

Contingent Annuitant means the individual who is not an Annuitant and will become the Annuitant if the named Annuitant dies prior to the Annuity Commencement Date and the Death Benefit is not otherwise payable.

Contract means this Modified Single Premium Deferred Variable Annuity Contract, together with any attached application, amendments, or Endorsements.

Contract Anniversary means the same day and month each year as the Contract Date. If the Contract Date is February 29th, in non-leap years, the Contract Anniversary shall be March 1st.

Contract Date means the date on which this Contract becomes effective. The Contract Date is shown on the first page of this Contract.

Contract Year means the period beginning on a Contract Anniversary (or, in the first Contract Year only, beginning on the Contract Date) and ending on the day preceding the next Contract Anniversary.

Death Benefit means the amount payable to the Beneficiary upon death of any Owner (or, if the Owner is not a natural person, upon the death of the Annuitant) (1) prior to the Annuity Commencement Date and before the Contract enters the Lifetime Automatic Periodic Benefit Status, or (2) while the Payments for Life with a Surrender Right and Death Benefit Annuity Plan is in effect and before the Contract enters the Lifetime Automatic Periodic Benefit Status.

Endorsements mean attachments to the Contract that add to, amend, change, modify or supersede the Contract’s terms or provisions.

Excess Transfer means any transfer after twelve transfers have occurred within any Contract Year.

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Excess Transfer Charge means the charge we may assess on each Excess Transfer. The Excess Transfer Charge amount is stated in the Contract Schedule.

Excess Withdrawal means any Withdrawal taken before the Annuitant reaches the Lifetime Withdrawal Eligibility Age, other than a request for the payment of Investment Advisory Fees or any Withdrawal in a Contract Year exceeding the then current Maximum Annual Withdrawal (MAW) on or after the Lifetime Withdrawal Phase has begun.

Extended Medical Care means confinement in a Hospital or Nursing Home prescribed by a Qualifying Medical Professional.

General Account means an account which contains all of our assets other than those held in our variable separate account.

Hospital or Nursing Home means a Hospital or a skilled care or intermediate care nursing facility, operating as such according to applicable law and at which medical treatment is available on a daily basis. A Hospital or Nursing Home does not include a rest home or other facility whose primary purpose is to provide accommodations, board or personal care services to individuals who do not need medical or nursing care.

Initial Premium means the payment made by you to us to put this Contract into effect.

Initial Standard Death Benefit Base means the Initial Premium and is further described in Section 6.3.

Insurable Interest means a lawful and substantial economic interest in the continued life of a person. An Insurable Interest does not exist if the Owner’s sole economic interest in the Annuitant arises as a result of the Annuitant’s death.

Investment Advisory Fees means fees or charges paid to a registered investment advisor for advice provided on the selection and ongoing allocation of Accumulation Value among the funds underlying this Contract.

Irrevocable Beneficiary means a Beneficiary whose rights and interests under this Contract cannot be changed without his, her or its consent.

Joint Owner means an individual who, along with another individual Owner, is entitled to exercise the rights incident to ownership. Both Joint Owners must agree to any change or the exercise of any rights under the Contract. The Joint Owner may not be an entity and may not be named if the Owner is an entity. The Joint Owner, if any, on the Contract Date is shown on the first page of this Contract. See Section 3.2 for additional details.

Lifetime Automatic Periodic Benefit Status means a period in time during which we will pay you MGWB Periodic Payments. See Section 6.2 for details.

Lifetime Withdrawal Eligibility Age means the age of the Annuitant shown in the MGWB Data Table in the Contract Schedule on or after which the Owner may begin the Lifetime Withdrawal Phase. See Section 6.2 for additional details.

Lifetime Withdrawal Phase means the period under the Minimum Guaranteed Withdrawal Benefit during which the Maximum Annual Withdrawal is calculated and is available for withdrawal. The Lifetime Withdrawal Phase begins on the date of the first Withdrawal, other than a Withdrawal requested for the payment of Investment Advisory Fees, on or after the date the Annuitant reaches the Lifetime Withdrawal Eligibility Age. See Section 6.2 for additional details.

Maximum Annual Withdrawal or MAW means the maximum amount available for Withdrawal from the Contract under the Minimum Guaranteed Withdrawal Benefit in any Contract Year without reducing the MGWB Base in future Contract Years.

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MGWB Base means the factor that is used only for the sole purpose of calculating the MAW and the charge for the Minimum Guaranteed Withdrawal Benefit. The MGWB Base has no cash value.

MGWB Charge Rate means the percentage of the MGWB Base as of the last Business Day immediately prior to the date the MGWB Charge is deducted. The initial MGWB Charge Rate and the maximum MGWB Charge Rate percentages are shown in the Contract Schedule.

MGWB Periodic Payments mean the payments that occur after the Contract enters the Lifetime Automatic Periodic Benefit Status.

Minimum Guaranteed Withdrawal Benefit or MGWB means the benefit available after the Annuitant reaches the Lifetime Withdrawal Eligibility Age that guarantees that the Owner will have a pre-determined amount, the MAW, available for Withdrawals from the Contract each Contract Year, even if the Accumulation Value is reduced to zero, as more fully described in Section 6.2 of the Contract.

Minimum Guaranteed Withdrawal Benefit Charge or MGWB Charge means the charge described in Section 5.3.

Net Return Factor means the value that reflects: (1) the investment experience of a mutual fund or investment portfolio in which a variable sub-account invests; and (2) the charges assessed against that variable sub-account during a Valuation Period.

Notice to Us means notice made in a form that: (1) is approved by, or is acceptable to, us; (2) has the information and any documentation we determine in our discretion to be necessary to take the action requested or exercise the right specified; and (3) is received by us at our Customer Service Center at the address specified on the first page of this Contract. Under certain circumstances, we may permit you to provide Notice to Us by telephone or electronically.

Notice to You means written notification mailed to your last known address. A different means of notification may also be used if you and we mutually agree. When action is required by you, the time frame and manner for response will be specified in the notice.

Owner means the individual (or entity) that is entitled to exercise the rights incident to ownership. The terms “you” or “your”, when used in this Contract, refer to the Owner. The Owner on the Contract Date is shown on the first page of this Contract. See Section 3.2 for additional details.

Premium means collectively the Initial Premium and any Additional Premium.

Proof of Death means the documentation we deem necessary to establish death including, but not limited to: (1) a certified copy of a death certificate; (2) a certified copy of a statement of death from the attending physician; (3) a finding of a court of competent jurisdiction as to the cause of death; or (4) any other proof we deem in our discretion to be satisfactory to us.

Qualifying Medical Professional means a legally licensed practitioner of the healing arts who: (1) is acting within the scope of his or her license; (2) is not a resident of your household or that of the Annuitant; and (3) is not related to you or the Annuitant by blood or marriage.

Ratchet means the increase to the MGWB Base by an amount equal to the difference between the MGWB Base and the Accumulation Value on the applicable Ratchet Date if the Accumulation Value is greater than the amount of the MGWB Base immediately prior to such Ratchet Date.

Ratchet Date means the applicable date set forth on the MGWB Data Table in the Contract Schedule.

Right To Examine and Return This Contract Period means the period of time during which you have the right to return the Contract for any reason, or no reason at all, and receive the payment as described in the Right to Examine and Return This Contract provision appearing on the first page of this Contract.

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Specially Designated Variable Sub-account means a variable sub-account that is used as a “holding” account or for administrative purposes. The Specially Designated Variable Sub-account is designated by us and is identified in the Contract Schedule.

Standard Death Benefit Base means the sum of all Premiums reduced pro rata by any Withdrawals and is further described in Section 6.3.

Surrender means a transaction in which the entire Cash Surrender Value is taken from the Contract.

Surrender Charge means a charge applied to certain Withdrawals and to a Surrender that will reduce the amount paid to you. See Section 5.3 for additional details.

Surrender Charge Free Withdrawal means the amount that may be withdrawn each Contract Year without any applicable Surrender Charges as described in Section 6.2.

Terminal Condition means an illness or injury that results in a life expectancy of twelve months or less, as measured from the date of diagnosis by a Qualifying Medical Professional.

Valuation Period means the time from the close of regular trading on the New York Stock Exchange on one Business Day to the close of regular trading on the next succeeding Business Day.

“We”, “our”, or “us”, when used in this Contract, means ING Life Insurance and Annuity Company, a stock company domiciled in Connecticut.

Withdrawal means a transaction in which only a portion of the Cash Surrender Value is taken from the Contract. Annuity Payments under the Payments for Life with a Surrender Right and Death Benefit Annuity Plan are treated as Withdrawals.

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3. INTRODUCTION TO THE CONTRACT
3.1	The Contract
This Contract and any attached application, amendments, or Endorsements constitute the entire Contract between you and us. The Contract is issued in consideration of the Initial Premium.
Only our president, a vice president or secretary is authorized to amend, change or modify any of the Contract’s terms, provisions or requirements. Any such amendment, change or modification must be in writing. We may amend, change or modify this Contract if required by law, including any amendment, change or modification necessary to continue to qualify such Contract as an annuity contract under applicable law. An Endorsement added to comply with applicable law does not require your consent but is subject to regulatory approval. Any such amendments, changes or modifications will apply uniformly to all contracts that are affected.
The provisions of this Contract shall, in all events, be construed to comply with applicable U.S. federal income tax requirements including the requirements of Section 72(s) of the Code.
3.2	The Owner
The Owner owns the Contract and is entitled to exercise the rights incident of ownership. The Owner on the Contract Date is listed on the first page of the Contract. There may be Joint Owners; however, if there is more than one Owner, both Owners must agree to any change or the exercise of any rights under this Contract.
We require the Owner of the Contract to have an Insurable Interest in the Annuitant. An Insurable Interest does not exist if the Owner’s sole economic interest in the Annuitant arises as a result of the Annuitant’s death.
You may change the ownership of this Contract at any time prior to the Annuity Commencement Date. Any change, addition or deletion of an Owner is treated as a change of ownership. To change ownership,
you	must provide Notice to Us of such change. Change of ownership will take effect as of the date we
receive	Notice to Us.
Certain	changes in ownership will terminate the Minimum Guaranteed Withdrawal Benefit. See Section
6.2	for complete details.
A	change of owner may also impact the Death Benefit. See Section 6.3 for complete details.
3.3	The Annuitant
The	Annuitant must be a natural person and cannot be changed while he or she is living. Each Owner
must	have an Insurable Interest in the life of the Annuitant. While the Minimum Guaranteed Withdrawal
Benefit	is in effect, the Annuitant must be the Owner unless the Owner is not a natural person. You may
name	a joint Annuitant on the Annuity Commencement Date, but only if you elect a Joint and Last Survivor
Life	Payments Annuity Plan.
In	addition to the Annuitant, you may also name a Contingent Annuitant. The Contingent Annuitant cannot
be	changed while he or she is living.
If	at the time of the Annuitant’s death the Owner is not a natural person, the death of the Annuitant prior to
the	Annuity Commencement Date will be treated as the death of an Owner as described in Section 6.3.
If	the Annuitant is not the Owner and the Annuitant dies prior to the Annuity Commencement Date (and no
Contingent	Annuitant is named) and the Owner is a natural person, we will treat you or, if there are Joint
Owners,	the youngest Owner, as the Annuitant if such youngest Owner has not attained age 85 as of the
date	of the Annuitant’s death. Otherwise you must name an individual as the Annuitant who has not
attained	age 85.

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3.4	The Beneficiary
	A	Beneficiary’s status may be changed at any time prior to the Annuity Commencement Date unless you
	designate	such Beneficiary as an Irrevocable Beneficiary. An Irrevocable Beneficiary cannot be changed
	without	the consent of the Irrevocable Beneficiary. You may designate one or more classes of
	Beneficiaries:	(i) primary Beneficiaries and (ii) contingent Beneficiaries. The Death Benefit will be paid to
	the	primary Beneficiary. If all the primary Beneficiaries die before any Owner (or, if the Owner is not a
	natural	person, the Annuitant), the contingent Beneficiary shall take the place of, and be deemed to be, the
	primary	Beneficiary. If there are multiple Beneficiaries, the Death Benefit shall be paid in equal shares to
	all	primary Beneficiaries unless you provide Notice to Us directing otherwise.
	If	there are Joint Owners, at the death of the first Owner, any surviving Owner shall take the place of, and
	shall	be deemed to be, the sole primary Beneficiary. This will override any other Beneficiary designation.
	If	there is a single natural Owner and all Beneficiaries die before the Owner, or if no Beneficiary has been
	designated	at the time of the Owner’s death, the Owner’s estate will be deemed to be the primary
Beneficiary.
	If	the Owner is not a natural person and all Beneficiaries die before the Annuitant, or if no Beneficiary has
	been	designated at the time of the Annuitant’s death, the Owner will be deemed to be the primary
Beneficiary.
	We	will deem any Beneficiary to have predeceased the Owner, if:
	(1)	Such Beneficiary died at the same time as the Owner;
	(2)	Such Beneficiary died within twenty-four hours after the Owner’s death; or
	(3)	There is not sufficient evidence to determine that the Beneficiary and Owner died other than at the same time.
	To	make a Beneficiary change, you must provide Notice to Us. Unless you specify otherwise, such
	change	cancels any existing Beneficiary designations in the same class (primary or contingent) and will
	take	effect as of the date Notice to Us is received by us.
	The	rights of any Beneficiary (if a natural person), including an Irrevocable Beneficiary, will end if he or she
	dies	prior to the Owner and will pass to any other Beneficiary (which, if a natural person, must then be
	living)	as described in this Section 3.4 unless you provide Notice to Us directing otherwise.

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4. PREMIUMS AND TRANSFERS

4.1	Premiums
	The	Initial Premium for this Contract is required to put this Contract into effect. The amount of the Initial
	Premium	is shown on the first page of this Contract.
	We	retain the right, in our discretion, to refuse to accept any Additional Premium. Subject to our right to
	refuse	and return any Additional Premium, you may pay Additional Premiums prior to the first Contract
Anniversary.
	Any	Additional Premium must be received at our Customer Service Center at the address shown on the
	first	page of this Contract and are subject to the following limitations:
	(1)	Each payment of Additional Premium must be at least $500.
	(2)	The sum of all Premiums paid or the Accumulation Value under all annuity contracts you have with us, including this Contract, is less than $1,000,000, unless we approve a higher amount.
4.2	Premium Allocation
	You	select how to allocate the Premium among the available variable sub-accounts subject to the
	restrictions	described below. We reserve the right to allocate the Premium received before expiration of
	the	Right to Examine and Return This Contract Period to the Specially Designated Variable Sub-account.
	If	we do so, upon expiration of the Right to Examine and Return This Contract Period, the Accumulation
	Value	will be allocated proportionately in accordance with your directions.
	Except	as otherwise noted in the preceding paragraph, Additional Premium, if accepted, will be allocated
	among	the variable sub-accounts as you direct. If you do not provide such directions, Additional Premium
	will	be allocated among the variable sub-accounts then available in proportion to the Accumulation Value
	in	those variable sub-accounts on the date the Additional Premium is applied to the Contract.
	Premium	allocations will be made as of the earlier of 4P.M. Eastern Time and close of business on the
	Business	Day such Premium is received by us. Any Premium received by us after the close of regular
	trading	on the New York Stock Exchange will be allocated as of the close of business on the next
	Business	Day.
	Investment	Option Classifications and Restrictions while the Minimum Guaranteed Withdrawal Benefit is in
Effect
	The	Minimum Guaranteed Withdrawal Benefit is in effect from the Contract Date through the date it is
	terminated	as described in Section 6.2. While the Minimum Guaranteed Withdrawal Benefit is in effect,
	the	following allocation restrictions apply. We have classified the available investment options into three
	groups:	A, B and C. The maximum or minimum percentage of total Accumulation Value that you may
	allocate	to each group can be found in the MGWB Data Table in the Contract Schedule. After the
	Contract	Date, we may add, delete, substitute, or reclassify investment options in these groups. If any
	such	change is made, rebalancing (as described in Section 4.5) will occur on subsequent MGWB
	rebalancing	dates, as necessary, in accordance with the new classification of the investment option(s).
	We	will send Notice to You in advance of such modification describing the change, your alternate
	investment	options, and any replacement or default investment options. If you do not wish to accept a
	reclassification	of an existing investment option, you may cancel the Minimum Guaranteed Withdrawal
	Benefit	as specified in the Notice to You. If you cancel, the Minimum Guaranteed Withdrawal Benefit will
	terminate	and all charges for the Minimum Guaranteed Withdrawal Benefit will cease. Upon cancellation,
	the	MGWB Charge for that portion of the current quarter completed will be deducted from the
	Accumulation	Value on the next following quarterly Contract Anniversary.
4.3	Transfers
	Subject	to the limitations set out herein, on any Business Day thirty days or more after the Contract Date
	and	prior to the Annuity Commencement Date, you may transfer the Accumulation Value among available
	variable	sub-accounts. You may also transfer the Accumulation Value among available variable sub-
	accounts	on or after the Annuity Commencement Date but only if you are eligible for and elect Payments
	for	Life with a Surrender Right and Death Benefit. You may not transfer the Accumulation Value among
	available	variable sub-accounts on or after the Annuity Commencement Date under any other Annuity
	Plan.	To make a transfer, you must provide Notice to Us.

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	If	you make an Excess Transfer, you may be assessed an Excess Transfer Charge. An Excess Transfer
	is	any transfer after twelve transfers in one Contract Year. Transferred values may be reduced by Excess
	Transfer	Charges and redemption fees, if any, imposed by the investment portfolio in which a variable sub-
	account	invests. See Section 5.3.
	Transfers	will occur as of the close of business on the Business Day we receive your request. However,
	any	transfer requests received by us after the close of regular trading on the New York Stock Exchange
	will	take effect as of the close of business on the next Business Day.
	We	will monitor transfer activity and will restrict transfers that constitute excessive trading. You may not
	make	more than one purchase and sale of the same variable sub-account within a sixty day period or
	more	than five such purchases and sales within any twelve month period. We may modify these
	restrictions,	or the standard as it may apply to a particular variable sub-account, at any time without prior
	notice,	depending on, among other factors, the needs of the underlying investment portfolio(s) in which the
	variable	sub-account(s) invest, the best interest of the contract Owners, and/or state and federal regulatory
	requirements.	If this standard is modified, it will be applied uniformly to all contracts or as applicable, to all
	contracts	investing in the underlying investment portfolio. We will notify you of any such modification.
4.4	Dollar Cost Averaging
	Prior	to the Annuity Commencement Date, you may elect, by providing Notice to Us, to allocate your
	Accumulation	Value to the Specially Designated Variable Sub-account (the “source account”)
	from	which we will automatically transfer a scheduled portion of the Accumulation Value to one or more of
	the	other variable sub-accounts, on a monthly basis. You may also elect dollar cost averaging on or after
	the	Annuity Commencement Date but only if you are eligible for and elect Payments for Life with a
	Surrender	Right and Death Benefit. You may not elect dollar cost averaging on or after the Annuity
	Commencement	Date under any other Annuity Plan. Your right to elect dollar cost averaging is subject to
	the	following:
	(1)	This option cannot begin until the first Business Day thirty days or more after the Contract Date.
	(2)	You must specify the variable sub-accounts to which the transfers are to be made.
	(3)	The transfer date will be the Business Day on or following the same day each month as the Contract Date. If this day is later than the 28th day of the month, the transfer date will be the first Business Day of the following month. No dollar cost averaging will be made after the Annuity Commencement Date, unless the Payments for Life with a Surrender Right and Death Benefit Annuity Plan is in effect and dollar cost averaging is elected.
	(4)	You elect the amount to be transferred. The minimum monthly transfer amount is $100.
	(5)	The maximum monthly transfer is the Accumulation Value in the source account at the time this option is elected divided by 3.
	(6)	If, on any transfer date, the Accumulation Value in the source account is equal to or less than the scheduled transfer amount, the entire balance remaining in the source account will be transferred and this option will end.
	(7)	This option is not available if you elect automatic rebalancing.
	Transfers	made pursuant to dollar cost averaging are not subject to any Excess Transfer Charges. You
	may	discontinue or modify the option at any time by providing Notice to Us at least 7 days before the next
	scheduled	transfer. We may, at our discretion, discontinue the dollar cost averaging program. If we do so
	and	you are in an existing program, it will cease upon the scheduled transfer(s) of the remaining balance
	out	of the source account. We will send Notice to You prior to discontinuing this program.
4.5	Automatic Rebalancing
	Prior	to the Annuity Commencement Date, if you elect Automatic Rebalancing by providing Notice to Us,
	we	will periodically transfer Accumulation Value as necessary to maintain a predetermined allocation
	among	the variable sub-accounts as selected by you. You may also elect automatic rebalancing on or
	after	the Annuity Commencement Date but only if you are eligible for and elect Payments for Life with a
	Surrender	Right and Death Benefit. You may not elect automatic rebalancing on or after the Annuity
	Commencement	Date under any other Annuity Plan. Automatic rebalancing will occur as of the close of
	business	on the Business Day on or following the last day of each calendar quarter on a quarterly, semi-
	annual	or annual basis as specified by you, subject to the following:
	(1)	This option cannot begin until the first Business Day thirty days or more after the Contract Date.
	(2)	The Accumulation Value at the time this option is elected must be at least $10,000.

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(3) The predetermined allocation amount among the variable sub-accounts must be expressed in full percentage points.

(4) This option is not available if you elect dollar cost averaging.

Transfers made to maintain the predetermined allocation you have specified are not subject to any Excess Transfer Charges. You may discontinue or modify the option by providing Notice to Us at least 7 days before the next scheduled automatic rebalancing date. This option will automatically terminate if any of the following occur:

(1)	You choose to change the allocation of the Accumulation Value among the variable sub-accounts in a manner that does not conform to the predetermined allocation instructions;
(2)	Your allocation instructions for any Additional Premium are other than pro rata; or
(3)	You make a Withdrawal on other than a pro rata basis.

Automatic Rebalancing while the Minimum Guaranteed Withdrawal Benefit is in Effect

While the Minimum Guaranteed Withdrawal Benefit is in effect, the following rules will apply. If, on any MGWB rebalancing date (as described below), the Accumulation Value allocated to Group A is less than the minimum Accumulation Value that must be allocated to Group A and/or the Accumulation Value allocated to Group B and/or Group C exceeds the maximum Accumulation Value that may be allocated to Group B and/or Group C, we will automatically rebalance the Accumulation Value to restore the required allocations described in the investment option classification restrictions as shown in the MGWB Data Table in the Contract Schedule.

MGWB rebalancing will occur on the following dates:

(1) Each automatic MGWB rebalancing date as shown in the MGWB Data Table in the Contract Schedule;

(2)	The day any Additional Premiums are allocated among investment options;
(3)	The day any transfer occurs among investment options, whether automatic or specifically directed by you; and
(4)	The day of any Withdrawal from the investment options, other than Withdrawals made for the purpose of paying Minimum Guaranteed Withdrawal Benefit charges or requested for the payment of Investment Advisory Fees.

We may, at our discretion, modify the maximum or minimum percentage of total Accumulation Value that you may allocate to Group A, B and/or Group C. If a modification results in an increase in the minimum percentage of total Accumulation Value that you must allocate to Group A or a decrease in the maximum percentage of total Accumulation Value that you may allocate to Group B and/or C and you do not wish to accept such modification, you may cancel the Minimum Guaranteed Withdrawal Benefit as specified in the Notice to You. If cancelled, the Minimum Guaranteed Withdrawal Benefit will terminate with no guaranteed MGWB payments in the future and all charges for the Minimum Guaranteed Withdrawal Benefit will cease. Upon cancellation, the MGWB Charge for that portion of the current quarter completed will be deducted from the Accumulation Value on the next following quarterly Contract Anniversary.

4.6 Variable Sub-account No Longer Available

If a variable sub-account is no longer available for the allocation of Additional Premium or for transfers because it has been substituted by or merged into another variable sub-account, we will execute your instructions using the substituted or merged variable sub-account. The portfolio in which the substitute or proposed replacement variable sub-account invests may have higher fees and charges than the portfolio it replaces. If a variable sub-account is no longer available for the allocation of Additional Premium or for transfers for any other reason, we will allocate the Additional Premium pro rata among the remaining available variable sub-accounts in which you are invested. If none of the variable sub-accounts in which you are then currently invested are available for the allocation of Additional Premiums, we will attempt to contact you or your designated representative and obtain alternate instructions. If we are unable to obtain alternate instructions, we will return the Additional Premium to you.

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5. CONTRACT VALUE

5.1	The Variable Separate Account
	The	variable separate account is treated as a unit investment trust under federal securities laws. The
	variable	separate account is registered with the SEC under the Investment Company Act of 1940. The
	variable	separate account is also governed by the laws of Connecticut, our state of domicile.
	The	variable separate account is kept separate from our General Account and any other separate
	accounts	we may have. We own the assets in the variable separate account. Assets equal to the
	reserves	and other liabilities of the variable separate account will not be charged with liabilities that arise
	from	any other business we conduct. We may transfer to our General Account assets of the variable
	separate	account that exceed the reserves and other liabilities of the variable separate account. Income
	along	with realized and unrealized gains or losses from assets in the variable separate account are
	credited	to or charged against the variable separate account without regard to other income, gains or
	losses	in our General Account and other separate accounts.
	Variable	Sub-accounts
	The	variable separate account is divided into variable sub-accounts, each of which invests in a designated
	mutual	fund, unit investment trust or other investment portfolio that we determine to be suitable for the
	Contract’s	purposes. The variable sub-accounts, mutual funds, unit investment trusts and other
	investment	portfolios may be managed by a separate investment adviser. Such adviser may be registered
	under	the Investment Advisers Act of 1940.
	Changes	Within the Variable Separate Account
	We	may, from time to time, make additional variable sub-accounts available to you. We also have the
	right	to eliminate variable sub-accounts, combine two or more variable sub-accounts or substitute a new
	investment	portfolio for the investment portfolio in which a variable sub-account invests. A substitution
	may	become necessary if, in our judgment, an investment portfolio or variable sub-account no longer suits
	the	purpose of the Contract. This may happen due to a change in laws or regulations, a change in a
	portfolio’s	investment objectives or restrictions, because the investment portfolio or variable sub-account is
	no	longer available for investment or for some other reason. We will obtain any required regulatory
	approvals	before making a substitution. We will send Notice to You in advance of any changes within the
	variable	separate account.
	Subject	to any required regulatory approvals, we reserve the right to transfer assets of the variable
	separate	account or any variable sub-account that we determine to be associated with the class of
	contracts	to which this Contract belongs to another variable separate account or to another variable sub-
	account.	The investment portfolio in which the transferred assets invest through the new separate account
	or	variable sub-account may have higher fees than the prior investment portfolio.
	When	permitted by law, we reserve the right to:
	(1)	Deregister the variable separate account under the Investment Company Act of 1940;
	(2)	Operate the variable separate account as a management company under the Investment Company Act of 1940 if it is operating as a unit investment trust;
	(3)	Operate the variable separate account as a unit investment trust under the Investment Company Act of 1940 if it is operating as a managed variable separate account;
	(4)	Restrict or eliminate any voting rights of Owners or other persons who have voting rights to the variable separate account; and
	(5)	Combine the variable separate account with other variable separate accounts.
5.2	The Accumulation Value
	The	Accumulation Value of this Contract is the sum of the Accumulation Values in each of the variable
	sub-accounts.	Each variable sub-account is valued at the close of each Business Day for the preceding
	Valuation	Period.
	On	the Contract Date, the Accumulation Value in each variable sub-account equals the Initial Premium
	allocated	to that variable sub-account, less premium tax if applicable.

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At the close of each Business Day thereafter, the Accumulation Value in each variable sub-account is calculated as follows: (1) We start with the Accumulation Value in the variable sub-account at the close of the preceding Business Day.

(2)	We multiply (1) by the variable sub-account’s Net Return Factor, explained below, for the current Valuation Period.
(3)	We add to (2) any Additional Premium accepted, less premium taxes if applicable, to the variable sub-account during the current Valuation Period.
(4)	We add or subtract transfers to or from that variable sub-account during the current Valuation Period.
(5)	We subtract from (4) any Withdrawals, and any applicable Surrender Charges from the variable sub- account during the current Valuation Period.
(6)	We subtract from (5) any charges, other than daily charges, or applicable taxes including any premium taxes not previously deducted, allocated to that variable sub-account for any deductions from Accumulation Value as shown in the Contract Schedule.

Variable Sub-account’s Net Return Factor

The Net Return Factor for each variable sub-account is calculated as follows:

(1)	We take the net asset value of the portfolio in which the variable sub-account invests at the close of the current Business Day.
(2)	We add to (1) the amount of any dividend or capital gains distribution declared for the portfolio and reinvested in such portfolio during the current Valuation Period.
(3)	We divide (2) by the net asset value of the portfolio at the close of the preceding Business Day.
(4)	We subtract the daily mortality & expense risk charge set forth in the Contract Schedule for each variable sub-account for each day in the current Valuation Period.

Calculations for variable sub-accounts investing in unit investment trusts are on a per unit basis.

5.3 Charges and Expenses

Minimum Guaranteed Withdrawal Benefit Charge (“MGWB Charge”)

The MGWB Charge is deducted on each quarterly Contract Anniversary from the Accumulation Value in the variable sub-accounts, in the same proportion that the total Accumulation Value in each variable sub-account bears to the total Accumulation Value in your Contract. The MGWB Charge is equal to the MGWB Base as of the previous Business Day multiplied by the MGWB Charge Rate. The MGWB Charge will continue to be assessed for as long as the Minimum Guaranteed Withdrawal Benefit is in effect, unless the Accumulation Value is reduced to zero.

The Initial MGWB Charge Rate in effect on the Contract Date is shown in the MGWB Data Table in the Contract Schedule. On any date upon which an increase to the MGWB Base or MAW results, we may at our discretion increase the MGWB Charge Rate to equal the charge then in effect for newly issued contracts using the same form as this Contract. However, the MGWB Charge Rate will never exceed the maximum MGWB Charge Rate shown in the Contract Schedule. We will send Notice to You in advance of any increase in the MGWB Charge Rate. You may decline the increase to the MGWB Charge Rate upon Notice to Us. If you decline an increase to the MGWB Charge Rate, you forfeit all future Ratchets and increases to the MAW percentage, and Additional Premiums will no longer be accepted.

If the Contract is terminated due to the Surrender, cancellation or application of the Accumulation Value to an Annuity Plan other than the Payments for Life with a Surrender Right and Death Benefit Annuity Plan, the MGWB Charge for that portion of the current quarter completed will be deducted from the Accumulation Value prior to termination of the Contract.

Annual Administrative Charge

We may assess an annual administrative charge to cover a portion of our ongoing administrative expenses. The charge is deducted from the Accumulation Value in each variable sub-account on (1) each Contract Anniversary prior to the Annuity Commencement Date, (2) on each Contract Anniversary on or following the Annuity Commencement Date if you elect the Payments for Life with a Surrender Right and Death Benefit Annuity Plan, (3) on the Annuity Commencement Date or (4) at Surrender, each such deduction in the same proportion that the Accumulation Value in that variable sub-account bears to the

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total Accumulation Value in all variable sub-accounts on that date. If the Contract Anniversary, Annuity Commencement Date or Surrender falls on a non-business day, the charge is calculated at the close of business on the next Business Day. We may, at any time, charge less but will never charge more than the annual administrative charge shown in the Contract Schedule. At the time of deduction, this charge will be waived if:

(1)	The Accumulation Value is at least $100,000; or
(2)	The sum of Premiums received to date is at least $100,000.

At our discretion, we may reduce, but not increase the amounts stated above for waiving the annual administrative charge.

Excess Transfer Charge

We may assess an Excess Transfer Charge for each Excess Transfer, that is all transfers after the first twelve in a Contract Year. Any Excess Transfer Charge will be deducted from the Accumulation Value in the variable sub-account(s) from which an Excess Transfer is made. The transfer of Accumulation Value from any variable sub-account is deemed to be one transfer regardless of the number of variable sub-accounts into which the value is transferred. We may, at any time, charge less but will never charge more than the Excess Transfer Charge shown in the Contract Schedule.

Surrender Charge

Except as described below, a Surrender Charge will be imposed as a percentage of Premium not previously withdrawn if the Contract is Surrendered or a Withdrawal is made while the Surrender Charge schedule shown in the Contract Schedule is in effect. The Surrender Charge Percentage imposed at the time of Surrender or Withdrawal of a particular Premium depends on the number of complete years (12 month periods) that have elapsed since that particular Premium was paid. Unless you direct otherwise, Surrender Charges will be deducted from all variable sub-accounts on a pro rata basis. Surrender Charge Percentages are shown in the Contract Schedule.

Any Withdrawal amount in excess of the maximum Surrender Charge Free Withdrawal amount will be treated as a withdrawal of Premium for purposes of calculating Surrender Charges. For purposes of determining the Surrender Charge, Withdrawals are considered to come from Premium in the same order as paid into the Contract (“first in, first out” basis).

Surrender Charges will be calculated and applied as follows:

(1)	At the time of a Withdrawal, the Surrender Charge will equal the portion of the Withdrawal that is a withdrawal of Premium multiplied by the applicable Surrender Charge Percentage.
(2)	At the time of a Surrender, the Surrender Charge will equal the amount of Premium not previously withdrawn from the Contract multiplied by the applicable Surrender Charge Percentage.

No Surrender Charges will be assessed:

(1)	On payment of the Death Benefit;
(2)	Upon the commencement of Annuity Payments if Annuity Payments begin after the fifth Contract Year; or
(3)	On a Surrender Charge Free Withdrawal which is the amount that may be withdrawn each Contract Year without any applicable Surrender Charges and is further described in Section 6.2. The amount of any Surrender Charge Free Withdrawal will not be treated as a Withdrawal of Premium.

Waiver of Surrender Charges due to Extended Medical Care or Terminal Condition

We will waive any Surrender Charges otherwise applicable if you Surrender or make a Withdrawal because you are receiving Extended Medical Care or if you are diagnosed with a Terminal Condition.

To qualify for this waiver as a result of Extended Medical Care:

(1) You (or the Annuitant, if the Owner is not a natural person) must first begin receiving Extended Medical Care on or after the first Contract Anniversary and receive such Extended Medical Care for at least forty-five days during any continuous sixty day period; and

(2)	Your request for Surrender or Withdrawal, together with satisfactory proof of such Extended Medical Care, must be provided in a Notice to Us during the term of such Extended Medical Care or within

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ninety days after the last day you received such Extended Medical Care. Such proof must be in writing and, where applicable, attested to by a Qualifying Medical Professional.

To qualify for this waiver as a result of a Terminal Condition:

(1)	You (or the Annuitant, if the Owner is not a natural person) must first be diagnosed by a Qualifying Medical Professional as having the Terminal Condition on or after the first Contract Anniversary; and
(2)	Your request for Surrender or Withdrawal, together with satisfactory proof of such Terminal Condition, must be provided in a Notice to Us. Such proof must be in writing and, where applicable, attested to by a Qualifying Medical Professional.

We may, at any time and at our expense, require a secondary medical opinion by a Qualifying Medical Professional of our choosing in connection with (i) the prescription of Extended Medical Care or (ii) the diagnosis of a Terminal Condition.

Mortality & Expense Risk Charge

We assess a mortality & expense risk charge (“M & E charge”) against each variable sub-account on a daily basis. We may, at any time, charge less but will never charge more than the daily M & E charge shown in the Contract Schedule.

Premium Tax

We may deduct from the Accumulation Value the amount of any premium tax or other state and local taxes levied by any state or local government entity when:

(1)	Such premium tax is incurred by us; or
(2)	The Accumulation Value is applied to an Annuity Plan on the Annuity Commencement Date as described in Section 6.4.

We have the right to change the amount we charge for any premium tax to conform to changes in the applicable law or if you change your state of residence. Unless you direct otherwise, any premium taxes will be deducted from all variable sub-accounts on a pro rata basis.

Other Taxes

We do not expect any U.S. federal income tax liability attributable to the variable separate account. However, changes in federal laws, regulations and/or their interpretation thereof may result in our being taxed on income or gains attributable to the variable separate account. In this case, a charge may be deducted from the variable separate account to provide for the payment of such taxes.

Redemption Fees

We may deduct the amount of any redemption fees imposed by a mutual fund or other investment portfolio in which the variable sub-accounts invest as a result of Surrender, Withdrawals, transfers or other transactions directed by you.

Charge Deductions

You may elect the Consolidated Charge Deduction Option by providing Notice to Us. If you elect this option, we will deduct all charges, except M & E charges, from the Specially Designated Variable Sub-account. If the charges are greater than the Accumulation Value in the Specially Designated Variable Sub-account, or you have not elected this consolidated charge deduction option, charges will be deducted from all variable sub-accounts on a pro rata basis.

At any time while this Contract is in effect, you may change your election of this option. To do this you must provide Notice to Us. Any change will take effect within 7 days after the date we receive your request.

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6. CONTRACT BENEFITS

6.1	Contract Surrender
	At	any time prior to the Annuity Commencement Date, you may Surrender this Contract for its Cash
	Surrender	Value. You may also Surrender this Contract for its Cash Surrender Value on or after the
	Annuity	Commencement Date but only if you elect Payments for Life with a Surrender Right and Death
	Benefit.	You may not Surrender this Contract for a Cash Surrender Value on or after the Annuity
	Commencement	Date under any other Annuity Plan. To Surrender this Contract for its Cash Surrender
	Value,	you must provide Notice to Us. If we receive your Notice to Us before the close of business on any
	Business	Day, the Cash Surrender Value will be determined at the close of business on such Business
	Day;	otherwise, the Cash Surrender Value will be determined as of the close of the next Business Day.
	We	may require that this Contract be returned to us before we pay you the Cash Surrender Value. If you
	have	lost the Contract, we may require that you complete and return to our Customer Service Center a lost
	contract	form. Upon payment of the Cash Surrender Value, this Contract will terminate and cease to have
	any	further value.
	To	calculate the Cash Surrender Value, we start with the Accumulation Value at the time of Surrender.
	We	subtract any applicable Surrender Charges and any other charges that have been incurred but not
	deducted,	including but not limited to, any annual administrative charges, the pro rata portion of any
	MGWB	Charges and any redemption fees of a mutual fund, unit investment trust or other investment
	portfolio	pursuant to Section 5.3. Finally, we subtract any Surrender Charge calculated at the time of
	Surrender	pursuant to Section 5.3.
6.2	Withdrawals
	At	any time prior to the Annuity Commencement Date, you may withdraw a portion of the Accumulation
	Value,	subject to the terms and conditions stated below, by providing Notice to Us. If we receive your
	Notice	to Us before the close of business on any Business Day, the Withdrawal will be taken at the close
	of	business on such Business Day; otherwise, the Withdrawal will be taken as of the close of the next
	Business	Day. All Withdrawals will be reduced by any redemption fees and any applicable Surrender
	Charges.	Unless you direct otherwise, Withdrawals will be withdrawn from all variable sub-accounts on a
	pro	rata basis. Any Excess Withdrawal will be deemed to be a full Surrender and the Cash Surrender
	Value	will be paid if, at the time of the Withdrawal, no Premiums have been received for the prior 24
	months	and the remaining Cash Surrender Value as of the close of that Business Day is less than $2,500.
	The	maximum Surrender Charge Free Withdrawal amount may be withdrawn each Contract Year without
	any	applicable Surrender Charges and is equal to the greater of:
	(1)	10% of the Accumulation Value at the time of the Withdrawal less any Withdrawals already taken during the current Contract Year, or
	(2)	The current Maximum Annual Withdrawal less any Withdrawals already taken during the current Contract Year.
	A	Surrender Charge Free Withdrawal will not be considered a Withdrawal of Premium for purposes of
	assessing	Surrender Charges. Withdrawals in excess of the maximum Surrender Charge Free
	Withdrawal	amount will be considered a Withdrawal of Premium and may be subject to Surrender Charges
	as	set forth in Section 5.3.
	The	minimum amount that may be withdrawn at any one time is the lesser of $1,000 or the maximum
	Surrender	Charge Free Withdrawal amount.
	The	Minimum Guaranteed Withdrawal Benefit (MGWB)
	The	Minimum Guaranteed Withdrawal Benefit is effective as of the Contract Date and guarantees that a
	pre-determined	amount, the MAW, may be withdrawn from the Contract annually after the Annuitant
	reaches	the Lifetime Withdrawal Eligibility Age regardless of market performance and even if the
	Accumulation	Value is zero, until the date of the Annuitant’s death or the MGWB is otherwise terminated.

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MGWB Base

On the Contract Date, the initial MGWB Base is the Initial Premium. Thereafter, the MGWB Base will increase as a result of any Additional Premiums we agree to accept, as well as any Ratchets as described below, and may decrease due to Withdrawals.

To the extent an Additional Premium is accepted, on any date that such Additional Premium is paid, the MGWB Base will increase by the amount of that Additional Premium. If an Additional Premium is paid on a Ratchet Date, that Additional Premium will be added to the MGWB Base before any otherwise applicable Ratchets are applied.

Ratchets

A Ratchet is an increase to the MGWB Base equal to the amount by which the Accumulation Value on the applicable Ratchet Date is greater than the MGWB Base on such Ratchet Date. On any Ratchet Date following the Contract Date, if the current Accumulation Value is greater than the current MGWB Base, the MGWB Base will be set equal to the current Accumulation Value. If the Accumulation Value on the applicable Ratchet Date is equal to or less than the MGWB Base on such Ratchet Date, no Ratchet occurs.

On the day the Contract enters the Lifetime Withdrawal Phase, if not occurring on a Ratchet Date, if the Accumulation Value as of the previous Business Day is greater than the current MGWB Base, the MGWB Base will be set equal to the Accumulation Value as of the previous Business Day.

Ratchet Dates are shown in the MGWB Data Table in the Contract Schedule. If a Ratchet Date falls on a non-Business Day, the determination of whether a Ratchet occurs will take place on the next Business Day using the Accumulation Value as of the close of that day.

Lifetime Withdrawal Phase

The Lifetime Withdrawal Phase is the period under the Minimum Guaranteed Withdrawal Benefit during which the Maximum Annual Withdrawal is calculated and is available for withdrawal. The Contract will enter the Lifetime Withdrawal Phase of the Minimum Guaranteed Withdrawal Benefit on the day of the first Withdrawal, other than a Withdrawal requested for the payment of Investment Advisory Fees, on or following the date the Annuitant attains the Lifetime Withdrawal Eligibility Age as shown in the MGWB Data Table in the Contract Schedule. The Contract will remain in the Lifetime Withdrawal Phase until the earlier of:

(1)	The date the Contract is Surrendered or otherwise terminated, at which time the Minimum Guaranteed Withdrawal Benefit also is terminated;
(2)	The first Owner’s death or, if the Owner is not a natural person, the Annuitant’s death, at which time the Minimum Guaranteed Withdrawal Benefit will terminate and no further Minimum Guaranteed Withdrawal Benefits will be payable (see Section 6.3 for options available to a spousal beneficiary);
(3)	The Contract’s Annuity Commencement Date unless you elect the Payments for Life with a Surrender Right and Death Benefit Annuity Plan;
(4)	The date the Accumulation Value is reduced to zero by an Excess Withdrawal, at which time the Minimum Guaranteed Withdrawal Benefit will terminate and no further Minimum Guaranteed Withdrawal Benefits will be payable; and
(5)	The date the Contract enters the Lifetime Automatic Periodic Benefit Status.

Maximum Annual Withdrawal (MAW) Calculation

On the day the Contract enters the Lifetime Withdrawal Phase, the initial Maximum Annual Withdrawal (MAW) will be set equal to:

(1)	The applicable MAW percentage, as shown in the MGWB Data Table in the Contract Schedule, based on the Annuitant’s age as of that day and the applicable MAW schedule; multiplied by
(2)	The MGWB Base, after any calculations occurring on that day that would result in an increase to the MGWB Base.

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On any other date the MGWB Base is recalculated or a different MAW percentage becomes effective, the MAW will be recalculated to equal:

(A)	The then applicable MAW percentage; multiplied by
(B)	The recalculated MGWB Base as of that date.

Maximum Annual Withdrawal (MAW) Schedule

The Maximum Annual Withdrawal (MAW) schedule is determined by the number of complete Contract Years that have elapsed as of the date on which the first Withdrawal (other than for Investment Advisory Fees) is taken. The MAW schedules are shown in the MGWB Data Table in the Contract Schedule. Once the first Withdrawal (other than for Investment Advisory Fees) is taken after the Annuitant has reached the Lifetime Withdrawal Eligibility Age, the MAW schedule will be determined and will apply for the remaining life of the Annuitant. If the Annuitant reaches an age associated with a larger MAW percentage as shown in the applicable MAW Schedule of the MGWB Data Table in the Contract Schedule, that larger MAW percentage will become effective on the following Contract Anniversary. Any increase to the MAW percentage only applies if an Accumulation Value remains in the Contract. If the Contract enters Lifetime Automatic Periodic Benefit Status as described below, the dollar amount of the MAW will be fixed for the remaining life of the Annuitant.

Lifetime Automatic Periodic Benefit Status

The Lifetime Automatic Periodic Benefit Status is the period during which periodic payments, called MGWB Periodic Payments, will be paid to you. If the Accumulation Value is reduced to zero (other than by an Excess Withdrawal or Surrender), the Contract will enter the Lifetime Automatic Periodic Benefit Status on the date of the first MGWB Periodic Payment. The MGWB Periodic Payment is an annual amount equal to the MAW. MGWB Periodic Payments will begin on the Contract Anniversary following the later of the date the Accumulation Value is reduced to zero (other than by an Excess Withdrawal) and the date the Annuitant reaches the Lifetime Withdrawal Eligibility Age.

At the time the Accumulation Value is reduced to zero (other than by an Excess Withdrawal), if the MAW exceeds the net Withdrawals for that Contract Year, including the Withdrawal that reduced the Accumulation Value to zero, a payment will be paid immediately to the Owner equal to the excess of the MAW over such net Withdrawals. Thereafter, MGWB Periodic Payments will be payable on Contract Anniversaries as described above.

When the Contract enters the Lifetime Automatic Periodic Benefit Status, the Contract is modified as follows:

(1)	The Contract will provide no further benefits other than as provided in connection with the Minimum Guaranteed Withdrawal Benefit;
(2)	Any Endorsements attached to the Contract shall terminate unless specified otherwise in the Endorsements; and
(3)	No Additional Premiums will be accepted.

While in the Lifetime Automatic Periodic Benefit Status, MGWB Periodic Payments will continue to be paid annually until the Annuitant’s death. After the Contract enters the Lifetime Automatic Periodic Benefit Status, the Contract including the Minimum Guaranteed Withdrawal Benefit will terminate when the Annuitant dies. If MGWB Periodic Payments are disbursed after the Annuitant’s date of death, but before we are notified of such death, the Owner or, if applicable, the Owner’s estate is obligated to return such MGWB Periodic Payments.

Withdrawal Adjustments to MGWB Base

The amount of any Withdrawal adjustments will be calculated as follows:

(1)	For any Withdrawals requested for the payment of Investment Advisory Fees prior to the Contract entering the Lifetime Withdrawal Phase, the Withdrawal adjustment applied to the MGWB Base will be a reduction equal to the dollar amount of the Withdrawal.
(2)	For any Excess Withdrawals requested, the Withdrawal adjustment to the MGWB Base will be applied on a pro rata basis as described below.
(3)	Any Withdrawals that are not Excess Withdrawals requested while the Contract is in the Lifetime Withdrawal Phase, including Withdrawals requested for the payment of Investment Advisory Fees, will have no impact to the MGWB Base.

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Excess Withdrawals

On the date that any Excess Withdrawal occurs, an immediate pro rata reduction will be applied to the MGWB Base. The proportion of any such pro rata reduction will equal:

A {B – (C – A)}

Where: A is the amount of the Excess Withdrawal; B is the Accumulation Value immediately prior to the Withdrawal; and C is the total amount of the current Withdrawal. This means the MGWB Base is reduced by the same percentage that the Accumulation Value is reduced by the Excess Withdrawal.

For purposes of determining the pro rata reduction to the MGWB Base after an Excess Withdrawal, any applicable Surrender Charges associated with the Excess Withdrawal, as described in Section 5.3, will be included in the pro rata reduction calculation.

Change of Owner

Any change in ownership will cause the termination of the Minimum Guaranteed Withdrawal Benefit and no payments under the Minimum Guaranteed Withdrawal Benefit will be payable thereafter, except for the following specifically allowed transactions:

(1)	A change of ownership pursuant to spousal continuation as set forth in the Section 6.3 below;
(2)	A change of ownership from one custodian to another custodian for the benefit of the same individual;
(3)	A change of ownership from a custodian for the benefit of an individual to the same individual;
(4)	A change of ownership from an individual to custodian for the benefit of the same individual;
(5)	Collateral assignments;
(6)	A change of ownership from one trust to another trust where the individual Owner and the grantor of both trusts are the same individual;
(7)	A change of ownership from an individual to a trust where the individual Owner and the grantor of the trust are the same individual;
(8)	A change of ownership from a trust to an individual where the individual Owner and grantor of the trust is the same individual; and
(9)	A change of ownership executed pursuant to a court order.

Minimum Guaranteed Withdrawal Benefit Termination

The Minimum Guaranteed Withdrawal Benefit may not be cancelled unless the Contract is Surrendered or terminated or as described in the Sections 3.2, 4.2, 4.5, 6.2, and 6.3. The Minimum Guaranteed Withdrawal Benefit has no Surrender value or other non-forfeiture benefits upon termination.

6.3 The Death Benefit

The Death Benefit is payable to the Beneficiary as determined under Section 3.4 if any Owner (or, if the Owner is not a natural person, the Annuitant) dies (1) before the Annuity Commencement Date and before the Contract enters the Lifetime Automatic Periodic Benefit Status or (2) while the Payments for Life with a Surrender Right and Death Benefit Annuity Plan is in effect and before the Contract enters Lifetime Automatic Periodic Benefit Status. Only one Death Benefit is payable under this Contract. If there are multiple Beneficiaries, the Death Benefit will be paid in equal shares to all primary Beneficiaries unless you previously provided Notice to Us directing otherwise.

Subject to the change of Owner section below, the Death Benefit will be the greater of the Accumulation Value or the Standard Death Benefit Base described in this Section 6.3 and will be determined as of the date we receive Proof of Death. If we receive Proof of Death and all required claim forms on the same date, the Death Benefit will be paid on that date. If Proof of Death is received before all required claim forms, the Death Benefit will be allocated to the Specially Designated Variable Sub-account, as of the date we receive Proof of Death.

This paragraph applies if the Payments for Life with a Surrender Right and Death Benefit Annuity Plan is not in effect at the time the Death Benefit becomes payable. If the Death Benefit becomes payable at or after the time the Accumulation Value is reduced to zero (other than by an Excess Withdrawal), the Death Benefit will be paid immediately. If the Death Benefit becomes payable before the Accumulation Value is reduced to zero, the Death Benefit may be received in a single lump sum or applied to any Annuity Plan described in Section 6.4 except the Payments for Life with a Surrender Right and Death Benefit Annuity Plan, subject to the requirements of and time limits prescribed by Section 72(s) of the Code and the

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provisions of this Section 6.3 relating to spousal Beneficiaries and non-spousal Beneficiaries. If the Death Benefit is applied to an Annuity Plan, the Beneficiary is deemed to be the Annuitant. If the Payments for Life with a Surrender Right and Death Benefit Annuity Plan is in effect at the time the Death Benefit becomes payable, you may receive the Death Benefit as described under that Annuity Plan in Section 6.4.

Except as otherwise stated below, the death of the first Owner or, if the Owner is not a natural person, the Annuitant, will terminate the Minimum Guaranteed Withdrawal Benefit and, upon payment of the Death Benefit, the Contract. Upon Proof of Death, any charges for the Minimum Guaranteed Withdrawal Benefit which are due but unpaid for any period of time the Minimum Guaranteed Withdrawal Benefit was active and in force prior to the date of death will be deducted or any charges for the Minimum Guaranteed Withdrawal Benefit that have been deducted for any period of time after the date of death will be refunded.

If the Contract is in the Lifetime Automatic Periodic Benefit Status at the time of any Owner’s death and such Owner was not also the Annuitant, MGWB Periodic Payments will continue until the death of the Annuitant. If the Contract is in the Lifetime Automatic Periodic Benefit Status at the time of the Owner’s death and such Owner was also the Annuitant, the Minimum Guaranteed Withdrawal Benefit will terminate.

Standard Death Benefit Base

On the Contract Date, the Initial Standard Death Benefit Base is the Initial Premium. Subject to the change of Owner section below, on any Business Day thereafter the Standard Death Benefit Base is calculated as follows:

(1)	Start with the Standard Death Benefit Base from the prior Business Day.
(2)	Add to (1) any Additional Premiums made during the current Business Day.
(3)	Subtract from (2) adjustments for any Withdrawal during the current Business Day.

For any Withdrawal, the Standard Death Benefit Base will be reduced on a pro rata basis. The pro rata Withdrawal adjustment is equal to (1) divided by (2) multiplied by (3) where:

(1)	Accumulation Value withdrawn;
(2)	Accumulation Value immediately prior to Withdrawal; and
(3)	Amount of the Standard Death Benefit Base immediately prior to the Withdrawal.

Change of Owner

A change of Owner may impact the Death Benefit. If the age of all Owners at the time of the change is less than or equal to the maximum standard Death Benefit eligibility age shown in the table on the first page of the Contract, the Death Benefit in effect prior to the change of Owner will remain in effect. If the age of any Owner at the time of the change is greater than the maximum standard Death Benefit eligibility age, the Standard Death Benefit Base will be set to zero and remain at zero until the Contract is terminated and the Death Benefit will then be equal to the Contract’s Accumulation Value.

Spousal Beneficiaries

If death occurs before the Annuity Commencement Date and the Contract is not in Lifetime Automatic Periodic Benefit Status and the sole primary Beneficiary is the deceased Owner’s “spouse” (as defined by federal law), upon Notice to Us from your surviving spouse, in lieu of receiving the Death Benefit, the Contract may be continued with the surviving spouse as the new Owner, pursuant to Section 72(s) of the Code and the following will apply:

(1)	If the deceased Owner was an Annuitant, the surviving spouse will also become an Annuitant.
(2)	The age of the surviving spouse will be used as the Owner’s age under the continued Contract.
(3)	Acceptance of Additional Premiums will be deemed to be an election to continue the Contract.
(4)	If the original Owner died, Surrender Charges on subsequent Withdrawals or a Surrender will be waived. Additional Premiums accepted after the date of the original Owner’s death will be subject to any applicable Surrender Charges.
(5)	At the subsequent death of the new Owner (i.e., the surviving spouse), the Death Benefit must be distributed as required for non-spousal Beneficiaries as stated below, after which, the continued Contract will terminate.

On the date the Contract is continued, the Minimum Guaranteed Withdrawal Benefit, if in effect at the time of the deceased Owner’s death, will also resume subject to the following conditions:

(1)	The surviving spouse becomes the Annuitant and sole Owner;

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(2)	Eligibility to enter the Lifetime Withdrawal Phase and the applicable MAW Percentages, as shown in the MGWB Data Table in the Contract Schedule, will be based on the continuing spouse’s age;
(3)	MGWB Charges will resume upon the first quarterly Contract Anniversary following continuation and will be deducted starting on the second quarterly Contract Anniversary;
(4)	On the day the Contract is continued, the MGWB Base will be set equal to the current Accumulation Value (including any increase in the Accumulation Value to equal the excess of any applicable Death Benefit over the Accumulation Value); provided, however, if the surviving spouse was a Joint Owner and the Annuitant, or if the Contract was not yet in the Lifetime Withdrawal Phase on the date of the Owner’s death, the MGWB Base will be set equal to the greater of the current Accumulation Value or the MGWB Base existing at the time of the deceased Owner’s death, reduced pro rata for any Withdrawals taken since the deceased Owner’s death;
(5)	Any Withdrawals taken in the Contract Year in which the Contract is continued will be included in determining whether any Excess Withdrawals have been taken in that Contract Year as well as used in calculating any pro rata reductions of the MGWB Base as described in the Section 6.2;
(6)	Calculation of the MGWB Base will resume as stated in the Section 6.2; and
(7)	After the Contract is continued, the period used to determine the applicable MAW schedule will be the number of complete Contract Years that have elapsed between the continuation of the Contract and the date the first Withdrawal (other than for Investment Advisory Fees) is taken by the spousal Beneficiary. However, if the surviving spouse was a Joint Owner and the Annuitant, or if the Contract was not yet in the Lifetime Withdrawal Phase on the date of the Owner’s death, the period used to determine the applicable MAW schedule will be determined by the number of Contract Anniversaries following the Contract Date.

If the deceased Owner’s spouse does not choose to continue the Contract (or, if continued, upon the death of the deceased Owner’s spouse), the Minimum Guaranteed Withdrawal Benefit will terminate and the Death Benefit will be distributed as stated below for non-spousal Beneficiaries. If the deceased Owner’s spouse has attained age 85 on the date of the Owner’s death, the deceased Owner’s spouse may not choose to continue the Contract and the Death Benefit will be distributed as stated below for non-spousal Beneficiaries.

Non-spousal Beneficiaries

If death occurs before the Annuity Commencement Date and the Contract is not in the Lifetime Automatic Periodic Benefit Status and the deceased Owner’s spouse is not a primary Beneficiary, the primary Beneficiary will become the Annuitant, the Death Benefit will be payable to the Beneficiary, and the following will apply:

(1)	The Minimum Guaranteed Withdrawal Benefit will terminate;
(2)	No Additional Premiums may be made following the date of the Owner’s death; and
(3)	The remaining interest in the Contract must be distributed to the Beneficiary:
(a) Within five years of the Owner’s death; or
(b) Beginning within one year after the Owner’s death:
(i) Over the life of the Beneficiary or
(ii) Over a period not greater than the Beneficiary’s life expectancy.

If any Beneficiary dies before all Death Benefit payments have been distributed, any remaining distributions will be paid to such Beneficiary’s estate or as otherwise directed by the Beneficiary in a Notice to Us.

How to Claim the Death Benefit

We shall pay the Death Benefit upon our receipt of Proof of Death and all required claim forms. The claimant should contact our Customer Service Center at the address or phone number on the first page of this Contract for further instructions.

6.4 Annuity Payments

If the Accumulation Value is less than $2,000 on the Annuity Commencement Date as shown on the first page of this Contract or as later changed subject to the restrictions described below, we will pay you or, subject to our consent in the event the payee is not a natural person, a payee designated by you, such Accumulation Value in one lump sum payment as directed by you and this Contract will have no further

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value. If the Accumulation Value is equal to or greater than $2,000 on the Annuity Commencement Date as shown on the first page of this Contract or as later changed as provided below and the Annuitant is living on the Annuity Commencement Date, we will begin making Annuity Payments as described below. Upon application of the Accumulation Value to an Annuity Plan, unless you are eligible for and elect the Payments for Life with a Surrender Right and Death Benefit Annuity Plan, this Contract will cease to have any further value other than that provided under the Annuity Plan you elected and will terminate when Annuity Payments cease under the Annuity Plan.

We will make Annuity Payments beginning on the Annuity Commencement Date, on a monthly basis unless you deliver Notice to Us directing us to pay at a different frequency. However, requests for periodic payments other than monthly, quarterly, semi-annually or annually require our consent. You may not change the payment frequency after Annuity Payments begin.

If the day an Annuity Payment is scheduled to be paid is not a Business Day, for instance, a weekend, or does not exist in any month in which an Annuity Payment is due, for instance a month that does not contain twenty-nine, thirty, or thirty-one days, such Annuity Payment will be paid on the next Business Day.

The amount applied to an Annuity Plan will be the Accumulation Value calculated as set forth in Section 5.2, less any applicable premium tax. The Annuity Payment amount will be determined by the amount applied to the Annuity Plan you have elected.

Each Annuity Payment must equal at least $20. If Annuity Payments would be less than $20, we have the right to make such Annuity Payments less frequently as necessary to make the Annuity Payment equal to at least $20.

We have the right to change the $2,000 and $20 minimums stated in this provision, if allowed by law, based upon increases reflected in the Consumer Price Index for All Urban Consumers (CPI-U) since September 1, 2009.

Selecting an Annuity Commencement Date

You select the Annuity Commencement Date. The Annuity Commencement Date may be any date following the fifth Contract Anniversary but not later than the Contract Anniversary on or immediately following the oldest Annuitant’s 85th birthday, unless we agree to a later date. You may select an Annuity Commencement Date by providing Notice to Us at least thirty days in advance of the date you select. If you do not select an Annuity Commencement Date, the Annuity Commencement Date will be the Contract Anniversary on or next following the oldest Annuitant’s 85th birthday.

Lifetime Income Annuity Option

On the Annuity Commencement Date if the Minimum Guaranteed Withdrawal Benefit is in effect and you choose the Life Only Payments Annuity Plan as described below, we will pay the greater of the Annuity Payments or annual payments equal to the MAW. If you choose any other Annuity Plan, with the exception of the Payments for Life with Surrender Right and Death Benefit Annuity Plan described below, we will begin Annuity Payments on the Annuity Commencement Date and no payments under the Minimum Guaranteed Withdrawal Benefit will be payable thereafter.

Electing an Annuity Plan

You may elect any of the Annuity Plans described below. In addition, you may elect any other Annuity Plan we may be offering thirty days prior to the Annuity Commencement Date, the latest date by which you must provide your election. You may change the Annuity Plan you have elected at any time before the Annuity Commencement Date by providing at least thirty days prior Notice to Us. Upon request, we will send you the proper forms to elect or change the Annuity Plan. The elected Annuity Plan will become effective when we receive satisfactorily completed forms indicating your election. Once Annuity Payments begin, the Annuity Plan may not be changed.

If you select an Annuity Commencement Date that is earlier than the latest Annuity Commencement Date permitted under the Contract but you do not elect an Annuity Plan by the Annuity Commencement Date,

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payments, calculated based on the Annuitant’s life, will be made to you or a payee designated by you automatically each month for a minimum of 120 months and as long thereafter as the Annuitant lives unless otherwise limited by applicable law. If the Annuity Commencement Date is the latest date permitted under the Contract and you have not elected an Annuity Plan, Annuity Payments will begin under the Payments for Life with a Surrender Right and Death Benefit Annuity Plan.

Your election of the Annuity Plan is subject to the following additional terms and conditions:

(1)	If you do not direct otherwise, Annuity Payments will be paid to you.
(2)	Our consent is necessary if the payee is not a natural person.
(3)	Any change in payee will take effect as of the date we receive Notice to Us.

If any Owner or payee dies on or after the Annuity Commencement Date but before all Annuity Payments have been paid, we will pay the primary Beneficiary the remaining value of any such Annuity Payments at least as rapidly as under the Annuity Plan that is in effect at the time of death.

The Annuity Plans

(1)	Payments for a Period Certain
	Annuity	Payments are paid in equal installments for a fixed number of years as shown in Table A
	below.	The number of years cannot be less than ten or, subject to any limitations under applicable
	law,	more than thirty.
(2)	Payments for Life with Period Certain
	Annuity	Payments are paid for a fixed number of years and as long thereafter as the Annuitant is living
	as	shown in Table B below. However, the number of years cannot be less than ten or more than thirty
	unless	otherwise required by applicable law.
(3)	Life Only Payments
	Annuity	Payments are paid for as long as the Annuitant is living as shown in Table B below.
(4)	Joint and Last Survivor Life Payments
	Annuity	Payments are paid for as long as either of two Annuitants is living as shown in Table C below.
(5)	Payments for Life with Surrender Right and Death Benefit
	If	Annuity Payments have not commenced by the latest Annuity Commencement Date permitted under
	the	Contract, you may elect, in lieu of any other Annuity Plan, Annuity Payments that will begin on this
	date	and be paid for as long as the Annuitant is living. Annuity Payments under this Annuity Plan will
	equal,	on an annual basis determined on each Contract Anniversary beginning with the Contract
	Anniversary	that is the latest Annuity Commencement Date permitted under the Contract, the greater of:
	(a)	The MAW and
	(b)	The Accumulation Value divided by the life expectancy of the Annuitant, based on the Annuitant’s age, as determined under the Single Life Table under Treasury Regulation Section 1.401(a)(9)-9 as shown in Table D.
	Under	this option, the Accumulation Value will remain allocated among the available variable sub-
	accounts	as you direct. The Owner may Surrender the Contract at any time but Withdrawals,
	Additional	Premiums, or subsequent election of a different Annuity Plan will not be permitted.
	Upon	the death of the Annuitant, if the Contract is not in Lifetime Automatic Periodic Benefit Status the
	Beneficiary	will be entitled to receive the Death Benefit, as described in Section 6.3, according to one
	of	the following:
	(a)	In a lump sum on or before the end of the calendar year in which the Annuitant’s death occurs; or
	(b)	Periodic payments, in the same frequency and at least as rapidly as under this Annuity Plan at the time of death, equal to, on an annual basis as determined on the Contract Anniversary immediately preceding the Contract Year in which the payments will be made, the Accumulation Value (increased by the difference between the Accumulation Value and, if greater, the Standard Death Benefit Base upon receipt of due Proof of Death) divided by the remaining life expectancy of the Annuitant at the time of death (or the life expectancy of the Beneficiary at the time of the Annuitant’s death if shorter) as determined under the Single Life Table under Treasury Regulation Section 1.401(a)(9)-9. If the Accumulation Value has been reduced to zero upon receipt of Proof of Death, the Death Benefit will equal the Standard Death Benefit Base and this amount will be allocated to the Specially Designated Variable Sub-account. On each Contract Anniversary following the first periodic payment under this distribution option, the periodic payment will be calculated using the remaining Accumulation Value and the life expectancy factor used in

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calculating the prior payment to the Beneficiary reduced by one. At any time after the election of this periodic payment option, the Beneficiary may allocate all or a portion of the Accumulation Value from the Specially Designated Variable Sub-account to the available variable sub-accounts.

Annuity Plan Tables

Tables A, B, and C show the minimum monthly payments for each $1,000 applied under the Annuity Plan, assuming fixed payments with a net investment return of 1.0%, using the Annuity 2000 Mortality Tables. We may pay a higher rate at our discretion.

In Tables B and C, the amount of each payment will depend on the Annuitant’s sex and age, as determined by the nearest birthday, at the Annuity Commencement Date. Annuity Payments made on a basis other than monthly and for ages or number of years not shown will be calculated on the same basis as those shown and may be obtained from us by contacting our Customer Service Center at the address or phone number set forth on the first page of the Contract.

Table D contains the life expectancy factors to be applied to the Annuitant Payments for Life with Surrender Right and Death Benefit Annuity Plan.

	Table A: Monthly Payments for a Period Certain

Years		Years		Years

10	$8.75	17	$5.33	24	$3.90
11	7.99	18	5.05	25	3.76
12	7.36	19	4.81	26	3.64
13	6.83	20	4.59	27	3.52
14	6.37	21	4.40	28	3.41
15	5.98	22	4.22	29	3.31
16	5.63	23	4.05	30	3.21

Table B: Monthly Life Payments (Single Annuitant)

Annuitant’s	Life Only	Life with 10 Year Period Certain	Life with 20 Year Period Certain
Age	Male/Female	Male/Female	Male/Female

50	$2.98/2.75	$2.97/2.74	$2.89/2.70
55	3.37/3.08	3.34/3.07	3.20/2.99
60	3.89/3.52	3.82/3.49	3.55/3.34
65	4.58/4.11	4.44/4.04	3.91/3.72
70	5.54/4.93	5.20/4.75	4.22/4.10
75	6.87/6.12	6.09/5.67	4.43/4.38
80	8.72/7.88	7.00/6.71	4.54/4.53
85	11.30/10.50	7.79/7.65	4.58/4.58

Table C: Monthly Joint and Last Survivor Life Payments (Joint Annuitants)

					Male
					Age
Female
Age	50	55	60	65	70	75	80	85

50	$2.47	$2.55	$2.62	$2.67	$2.70	$2.72	$2.73	$2.74
55	2.60	2.73	2.85	2.93	2.99	3.03	3.05	3.06
60	2.71	2.90	3.08	3.22	3.33	3.41	3.46	3.48
65	2.81	3.05	3.30	3.53	3.73	3.87	3.97	4.03
70	2.87	3.16	3.49	3.83	4.15	4.41	4.61	4.75
75	2.92	3.25	3.64	4.09	4.56	5.01	5.39	5.67
80	2.95	3.30	3.74	4.28	4.91	5.58	6.23	6.79
85	2.96	3.34	3.81	4.42	5.17	6.06	7.03	7.98

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Table D: Single Life Table under Treasury Regulation Section 1.401(a)(9)-9

Age	Life	Age	Life	Age	Life
	Expectancy		Expectancy		Expectancy

85	7.6	94	4.3	103	2.3
86	7.1	95	4.1	104	2.1
87	6.7	96	3.8	105	1.9
88	6.3	97	3.6	106	1.7
89	5.9	98	3.4	107	1.5
90	5.5	99	3.1	108	1.4
91	5.2	100	2.9	109	1.2
92	4.9	101	2.7	110	1.1
93	4.6	102	2.5	111	1.0

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7. OTHER IMPORTANT INFORMATION

7.1	Annual Report to Owner
	We	will provide you a report at least once during each Contract Year. The report will show the current
	Accumulation	Value and the Cash Surrender Value of this Contract, as well as amounts deducted from, or
	added	to, the Accumulation Value since the last report. The report will also include any other information
	that	is required by law or regulation.
	This	report will be sent to you at your last known address within sixty days after the report date. Upon
	your	request, we will provide additional reports, but reserve the right to assess a reasonable charge for
	each	additional report. We will also provide you with copies of any shareholder reports of the portfolios in
	which	the variable sub-accounts invest as well as any other notices, reports or documents as required by
	law	or regulation.
7.2	Assignment
	You	may assign this Contract as security for a loan or other obligation. Such an assignment is not a
	change	of ownership. However, your rights, and those of any Beneficiary, are subject to the terms of any
	assignment.	Written consent of any Irrevocable Beneficiary is required before any assignment is effective.
	You	shall provide Notice to Us in order to make, modify or release any assignment. We are not
	responsible	for the validity or other effects of an assignment.
7.3	Misstatement Made by Owner in Connection with the Purchase of this Contract
	We	may require proof of the age and/or sex of any person upon whose life the Death Benefits or Annuity
	Payments	are determined. If you have misstated the age or sex of such person, we will adjust future
	benefit	payments to reflect those that would have been provided at the correct age or sex. We will include
	in	the next payment any underpayments due to such misstatement with interest credited at the rate of
	1.5%	annually. We will deduct any overpayments plus interest at the rate of 1.5% annually from future
	payments	until the overpayment has been repaid in full.
	We	reserve the right to void this Contract and pay only the Cash Surrender Value in the event you make
	any	material misrepresentation in connection with the purchase of this Contract.
7.4	Payments We May Defer
	We	may not be able to determine the value of the assets in the variable sub-accounts when:
	(1)	The New York Stock Exchange is closed;
	(2)	Trading on the New York Stock Exchange is restricted;
	(3)	An emergency exists as determined by the SEC so that the sale of securities held in the variable separate account may not reasonably occur or so that we may not reasonably determine the value of the variable separate account’s net assets; or
	(4)	The SEC so permits for the protection of security holders.
	During	such times, as to amounts allocated to the variable sub-accounts, we may delay:
	(1)	Determination and payment of the Cash Surrender Value;
	(2)	Determination and payment of any Death Benefit;
	(3)	Allocation changes of the Accumulation Value; or
	(4)	Application of the Accumulation Value under an Annuity Plan.
7.5	Incontestability
	Except	in the case of fraud, this Contract shall be incontestable from the Contract Date.
7.6	Basis of Computation
	If	required by law, we have filed a detailed statement of our computations with the insurance supervisory
	official	in the jurisdiction where this Contract is issued. The reserves and guaranteed values will at no time
	be	less than the minimums required by the laws of such jurisdiction.

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7.7	Rules for Interpreting this Contract
	In	this Contract, headings and captions are intended for convenience in reference only and do not affect
	interpretation	of the Contract’s provisions. Unless the context clearly indicates otherwise:
	(1)	All language which implies the singular will also include the plural (and vice versa) and any words indicating one gender will also include the other gender, as appropriate; and
	(2)	Where a word or phrase is given a defined meaning, any other part of speech or grammatical form of that word or phrase will have a corresponding meaning.
7.8	Non-Waiver
	We	may, in our discretion, elect not to exercise a right, privilege, or option under the Contract. Such
	election	will not constitute a waiver of the right to exercise such right, privilege, or option at any
	subsequent	time, nor will it constitute a waiver of any provision in the Contract.

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ING Life Insurance and Annuity Company

[Windsor, Connecticut]

[Customer Service Center

P.O.	Box 10450
909	Locust Street

Des Moines, Iowa 50306-0450] [1-888-854-5950]

MODIFIED SINGLE PREMIUM DEFERRED VARIABLE ANNUITY CONTRACT

If you withdraw all or a portion of the value of the Contract, Surrender Charges may apply. Surrender Charges, when applied, will reduce the amount paid to you. Surrender Charges will not apply under certain conditions (see Section 5.3).

This Contract is non-participating which means it will not pay dividends resulting from any of the surplus or earnings of ING Life Insurance and Annuity Company.

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